EXHIBIT 16.1

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 17, 2025 of Sotherly Hotels, Inc. and Sotherly Hotels, LP and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Forvis Mazars, LLP

Jacksonville, Florida

September 17, 2025